UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ACTION REQUEST FOR PROXY VOTE

November 4, 2022

Dear Acorda Stockholder,

I am writing to let you know that Acorda adjourned its Special Meeting of Stockholders and will reconvene the Meeting on November 11, 2022 at 9:00 a.m., Eastern Time, to allow stockholders additional time to vote on Proposal 2, authorizing the Board to implement a reverse stock split, if needed to prevent delisting of the Company’s shares from the Nasdaq stock market. This proposal currently has 49.53% of outstanding shares voting “FOR,” which is more than twice the shares voting against. However, the Proposal requires just over 50% of the outstanding shares, rather than a majority of the voted shares, to pass.

If you have already voted FOR Proposal 2, no action is required, and thank you for your support. If you have not yet voted, please vote now!

Please consider that after addressing numerous challenges since the loss of patent exclusivity on our MS drug, Ampyra, in late 2018, the Company has recently delivered highly positive news, including:

•	A substantial arbitration award of $16.5M and the ability to obtain alternative Ampyra drug supply, which we estimate will save the Company $10-$12M in 2023 alone.

•

Q3 2022 results that included a 104% increase in Inbrija US revenue since a substantially depressed Q1, Inbrija launch in Germany in June 2022 and a launch in Spain expected in Q1 2023.Inbrija is improving symptoms for thousands of people with Parkinson’s disease.

•	Publication in October 2022 of a detailed long-term financial projection and business plan to rebuild stockholder value through 2027.

However, a delisting from Nasdaq could result in a default on the Company’s debt obligations, which would make it very difficult to build on this progress and execute our long-term business plan.

Your vote is critical no matter how many shares you held as of the record date of September 9, 2022.

Please vote today by following one of the expedited means outlined below.

The Special Meeting will reconvene on November 11, 2022 at the Company’s offices located at Two Blue Hill Plaza, 3rd Floor, Pearl River, New York 10965 to approve Proposal 2.

On behalf of your Board of Directors, thank you for your continued support of Acorda Therapeutics

Sincerely,

Ron Cohen

President and Chief Executive Officer

Best Methods to Vote

1.	Vote by Internet. Log on to www.proxyvote.com. Have your control ready and follow the instructions.

2.	Vote by Telephone. Dial 1-800-454-8683. Have your control number ready and follow the instructions.

3.	Vote by Mail. Mark, sign, date and return your proxy card in the postage-paid return envelope provided.

4.	Call the Helpline. Call 1-800-967-5051 and a representative will help you to vote your shares.

If you have questions or need assistance voting your shares, please contact D.F. King & Co., Inc., toll free at (800) 967-5051 or via email at ACOR@dfking.com.